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                                                                     EXHIBIT 5.1


                                                      July 12, 1996


Board of Directors
JMC Group, Inc.
9710 Scranton Road, Suite 100
San Diego, CA 92121

     Re:  Registration Statement on Form S-4


Gentlemen:

     JMC Group, Inc., a Delaware corporation (the "Company"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of the following securities (collectively, the "Securities"):

     (a) a maximum of 26,972,091 shares of the Company's common stock, par value $.01 per share (the "Common Stock");

     (b) 3,758.131 shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), convertible into a maximum of 2,639,857 shares of Common Stock; and

     (c) one warrant ("Warrant") to acquire a maximum of 210,754 shares of Common Stock and such underlying Common Stock.

The Common Stock, the Preferred Stock and the Warrant are issuable upon the effectiveness of the merger (the "Merger") of a wholly-owned subsidiary of the Company with and into USBA Holdings, Ltd., a Georgia corporation ("USBA"), pursuant to the terms of that certain Agreement and Plan of Merger dated May 20, 1996 by and between the Company and USBA (the "Merger Agreement").

     We have been informed by the Company that a reverse stock split, as contemplated by the Merger Agreement and the
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Registration Statement, will be effected prior to the effectiveness of the
Merger (as opposed to following such effectiveness) in the event that the Average Price (as defined in the Merger Agreement and the Registration Statement) is less than $3.00 and the Company elects to proceed with the Merger. We also have been informed by the Company that a Certificate of Designation creating the Preferred Stock will be filed with the Delaware Secretary of State prior to the effectiveness of the Merger. For purposes of this opinion, we have relied upon the foregoing information from the Company.

     Based upon the foregoing, it is our opinion that the Securities which are the subject of the Registration Statement, when issued and sold in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,


                              /s/ PILLSBURY MADISON & SUTRO LLP


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